UNITED STATES
SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 5, 2013

Commission	Registrant, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

1-8809	SCANA Corporation (a South Carolina corporation) 100 SCANA Parkway, Cayce, South Carolina	29033	57-0784499
	(803) 217-9000
1-3375	South Carolina Electric & Gas Company (a South Carolina corporation) 100 SCANA Parkway, Cayce, South Carolina	29033	57-0248695
	(803) 217-9000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12) ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

This combined Form 8-K is separately filed by SCANA Corporation and South Carolina Electric & Gas Company. Information contained herein relating to any individual company is filed by such company on its own behalf. Each company makes no representation as to information relating to the other company.

Item 8.01    OTHER EVENTS

We announced on June 5, 2013 that the consortium which is constructing our two new nuclear generation units has experienced delays in the schedule for fabrication and delivery of sub-modules for the new units. Following an examination of this issue, the consortium has preliminarily indicated that the substantial completion of the first unit is expected to be delayed until late 2017 or the first quarter of 2018 and that the substantial completion of the second new unit is expected to be similarly delayed.

The substantial completion dates currently approved by the South Carolina Public Service Commission ("SCPSC") for the first and second new units are March 15, 2017 and May 15, 2018, respectively. The SCPSC has also approved an 18-month contingency period beyond each of these dates. As indicated above, the preliminary expected new substantial completion dates are within the contingency periods.

We cannot predict with certainty the extent to which the issue with the sub-modules or the delays in the substantial completion of the new units will result in increased project costs. However, our preliminary estimate of the delay-related costs associated with our share of the new units is approximately $200 million. We intend to continue to work with the consortium to refine this preliminary estimate and we expect to have further discussions with them regarding responsibility for these increased costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized. The signature of each registrant shall be deemed to relate only to matters having reference to such registrant and any subsidiaries thereof.

SCANA Corporation
South Carolina Electric & Gas Company
(Registrants)

June 5, 2013	By: /s/James E. Swan, IV
James E. Swan, IV
Controller